Exhibit 99.1
Prestige Brands Holdings, Inc. Reports Fiscal 2012 First Quarter Sales Increase of 33.8%; Reported EPS of $0.29 vs. $0.19 & Strong Organic Growth by OTC Brands

Irvington, NY, August 4, 2011-Prestige Brands Holdings, Inc. (NYSE-PBH) today announced results for the first fiscal quarter ended June 30, 2011, including revenues of $95.3 million, an increase of 33.8% over the prior year comparable period's results of $71.2 million. This growth is driven by the Company's core over-the-counter (OTC) brands as well as the fiscal 2011 acquisitions of Blacksmith Brands and Dramamine®.

Reported net income for the first fiscal quarter was $14.8 million, or $0.29 per diluted share, 53.7% higher than the prior year comparable period's net income of $9.6 million, or $0.19 per diluted share. The current year period includes a one-time net gain associated with a legal settlement and other one-time costs totaling approximately $2.9 million, or $0.06 per diluted share. The prior year period included income from discontinued operations and costs associated with the extinguishment of debt totaling approximately $0.2 million, or less than $0.01 per diluted share. Excluding these one-time amounts in each of the respective periods, earnings per diluted share would have been $0.23 for the first fiscal quarter of the current year compared to $0.19 in the prior year's first quarter, an increase of 21.1%.

Operating income for the first fiscal quarter was $27.2 million, 31.8% higher than the prior year comparable period's results of $20.7 million. The increase includes the impact in the current year period of the acquisitions completed in fiscal 2011.

Income from continuing operations for the first fiscal quarter was $14.8 million, 60.4% higher than the prior year comparable period's results of $9.2 million. The increase includes the impact of the acquisitions completed in fiscal 2011, and the one-time net gain mentioned above totaling approximately $2.9 million in the current fiscal year period. The prior fiscal year period included the impact of costs associated with the extinguishment of debt totaling approximately $0.2 million. Excluding the impact of these one-time amounts from each of the respective periods, income from continuing operations would have increased by approximately $2.5 million or 26.2%.

Diluted earnings per share from continuing operations was $0.29 for the first fiscal quarter, which included the one-time net gain mentioned above totaling approximately $2.9 million, or

$0.06 per diluted share, compared to the $0.19 for the prior year first fiscal quarter, which included a loss on extinguishment of debt of $0.2 million, or less than $0.01 per diluted share.

Results by Segment
Revenues for the OTC Healthcare segment were $71.2 million, or 59.2% higher than the prior year first quarter results of $44.7 million. The revenue increase in the OTC Healthcare segment was driven by strong sales of PediaCare®, Luden's®, Little Remedies®, The Doctor's® and Compound W®. In the first fiscal quarter, the five legacy core OTC brands increased 10.7%, while the OTC Healthcare segment in total increased 4.5%, compared to the same period in the prior year. This excludes the impact of the acquisitions completed in fiscal 2011, and represents the fourth consecutive quarter of organic revenue increases for the Company's five legacy core OTC brands.

Revenues for the Household Cleaning segment were $24.1 million for the first fiscal quarter, 9.1% lower than the prior year comparable period revenues of $26.5 million. The overall retail market for household cleaning products continues to decline slightly across many categories. This decline has created a highly competitive and price sensitive retail environment.

Commentary
“Our solid performance this quarter reflects our continued focus on key strategic initiatives which position Prestige for long-term growth,” said Matthew M. Mannelly, President and CEO. “Our fiscal 2011 acquisitions of Blacksmith Brands and Dramamine are now fully integrated into the OTC segment of our business, and we are investing in, and executing against, building the equity of these important brands. Our strategy of increasing our advertising and promotion investment against core OTC brands continues to yield results. Our core OTC brands clearly benefit from this as we recorded our fourth consecutive quarter of revenue increases and share gains, outpacing category growth in many of our OTC businesses.”

“While most of our revenues are derived from the U.S., sales of our international business, which includes Canada, grew 23.4% in the first fiscal quarter,” Mr. Mannelly said. “The sales increase was largely a result of our strategy of increased marketing and advertising investment, product innovation, and distribution gains for Compound W, Chloraseptic, and Sleep-Eze.”

“We are pleased with the progress we are making and encouraged by consumer and retailer reaction to the innovation and increased marketing support we are bringing to our brands. We are confident in our strategies and the results they have delivered. Given the economic climate and challenging retail environment, we remain cautiously optimistic in our outlook for the remainder of the year. In addition, the cough/cold products category faces strong comparisons versus the prior year's high incident cough/cold level, and children's cold products will face increased competition at some point in the foreseeable future,” he said.

Free Cash Flow and Debt Reduction
Free cash flow is a "non-GAAP financial measure" and is presented here because management believes it is a commonly used measure of liquidity, indicative of cash available for debt repayment and acquisitions. Non-GAAP Free Cash Flow is defined and reconciled to GAAP Net Cash Provided by Operating Activities in the section entitled, “About Non-GAAP Financial Measures” below. The Company's free cash flow for the first fiscal quarter ended June 30, 2011 was $15.4 million, a decrease of $5.2 million over the prior year comparable period's free cash flow of $20.6 million. The decrease in free cash flow is primarily due to higher interest payments in connection with increased acquisition financing incurred in fiscal 2011 and higher incentive compensation payments in the current year period due to increased company performance in fiscal 2011.

Total indebtedness at June 30, 2011 was $469.0 million, reflecting recent debt repayments of $23.0 million. Cash on the balance sheet totaled $6.0 million at June 30, 2011.

Conference Call and Accompanying Slide Presentation
The Company will host a conference call to review its first quarter results on August 4, 2011 at 8:30 am EDT. The toll-free dial-in numbers are 866-713-8307 within North America and 617-597-5307 outside of North America. The conference pass code is "prestige". The Company will provide a live internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of http://prestigebrands.com. The slide presentation can be accessed just before the call from the Investor Relations page of the website by clicking on Webcasts and Presentations.
Telephonic replays will be available for two weeks following the completion of the call and can be accessed at 888-286-8010 within North America and at 617-801-6888 from outside North America. The pass code is 20090042.

About Prestige Brands Holdings, Inc.

The Company markets and distributes brand name over-the-counter and household cleaning products throughout the U.S., Canada, and certain international markets. Core brands include Chloraseptic® sore throat treatments, Clear Eyes® eye care products, Compound W® wart treatments, The Doctor's® NightGuard® dental protector, the Little Remedies® and PediaCare® lines of pediatric over-the-counter products, Efferdent® denture care products, Luden's® throat drops and Dramamine® motion sickness treatment.

Note Regarding Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding our intentions regarding development of the brands that we acquired during fiscal year 2011 and our outlook and plans for the markets in which we compete, including the severity of the cough/cold season. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors. A discussion of factors that could cause results to vary is included in the Company's Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.
Contact: Dean Siegal
914-524-6819

Prestige Brands Holdings, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,
(In thousands, except per share data)	2011	2010
Revenues
Net sales	$94,307	$70,522
Other revenues	988	714
Total revenues	95,295	71,236

Cost of Sales
Cost of sales (exclusive of depreciation shown below)	45,427	33,265
Gross profit	49,868	37,971

Operating Expenses
Advertising and promotion	10,233	7,486
General and administrative	9,850	7,414
Depreciation and amortization	2,550	2,410
Total operating expenses	22,633	17,310

Operating income	27,235	20,661

Other expense
Interest income	(2)	—
Interest expense	8,580	5,461
Gain on settlement	(5,063)	—
Loss on extinguishment of debt	—	300
Total other expense	3,515	5,761

Income from continuing operations before income taxes	23,720	14,900
Provision for income taxes	8,952	5,691
Income from continuing operations	14,768	9,209

Discontinued Operations
Income from discontinued operations, net of income tax	—	397
Net income	$14,768	$9,606

Basic earnings per share:
Income from continuing operations	$0.29	$0.18
Income from discontinued operations	—	0.01
Net income	$0.29	$0.19

Diluted earnings per share:
Income from continuing operations	$0.29	$0.18
Income from discontinued operations	—	0.01
Net income	$0.29	$0.19

Weighted average shares outstanding:
Basic	50,183	50,038
Diluted	50,646	50,105

Prestige Brands Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)

(In thousands) Assets	June 30, 2011	March 31, 2011
Current assets
Cash and cash equivalents	$5,991	$13,334
Accounts receivable, net	43,805	44,393
Inventories, net	43,721	39,751
Deferred income tax assets	5,064	5,292
Prepaid expenses and other current assets	3,456	4,812
Total current assets	102,037	107,582

Property and equipment, net	1,343	1,444
Goodwill	154,896	154,896
Intangible assets, net	783,988	786,361
Other long-term assets	6,352	6,635

Total Assets	$1,048,616	$1,056,918

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$24,168	$21,615
Accrued interest payable	5,156	10,313
Other accrued liabilities	20,484	22,280
Current deferred income taxes liabilities	—	—
Total current liabilities	49,808	54,208

Long-term debt
Principal amount	469,000	492,000
Less unamortized discount	(4,826)	(5,055)
Long-term debt, net of unamortized discount	464,174	486,945

Deferred income tax liabilities	156,891	153,933

Total Liabilities	670,873	695,086

Stockholders' Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None	—	—
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued - 50,405 shares at June 30, 2011 and 50,276 shares at March 31, 2011	504	503
Additional paid-in capital	389,355	387,932
Treasury stock, at cost - 181 shares at June 30, 2011 and 160 shares at March 31, 2011	(687)	(416)
Accumulated other comprehensive loss, net of tax	(10)	—
Accumulated deficit	(11,419)	(26,187)
Total Stockholders' Equity	377,743	361,832

Total Liabilities and Stockholders' Equity	$1,048,616	$1,056,918

Prestige Brands Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended June 30,
(In thousands)	2011	2010
Operating Activities
Net income	$14,768	$9,606
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,550	2,547
Deferred income taxes	3,186	2,038
Amortization of deferred financing costs	283	255
Stock-based compensation costs	861	857
Loss on extinguishment of debt	—	300
Amortization of debt discount	229	142
Loss on disposal of equipment	—	125
Changes in operating assets and liabilities
Accounts receivable	585	2,078
Inventories	(3,966)	1,086
Prepaid expenses and other current assets	1,356	2,029
Accounts payable	2,562	(659)
Accrued liabilities	(6,971)	309
Net cash provided by operating activities	15,443	20,713

Investing Activities
Purchases of equipment	(76)	(130)
Net cash used in investing activities	(76)	(130)

Financing Activities
Payment of deferred financing costs	—	(112)
Repayment of long-term debt	(23,000)	(28,462)
Proceeds from exercise of stock options	563	—
Shares surrendered as payment of tax withholding	(271)	—
Net cash used in financing activities	(22,708)	(28,574)

Effects of exchange rate changes on cash and cash equivalents	(2)	—
Decrease in cash and cash equivalents	(7,343)	(7,991)
Cash and cash equivalents - beginning of period	13,334	41,097

Cash and cash equivalents - end of period	$5,991	$33,106

Interest paid	$13,201	$3,182
Income taxes paid	$209	$342

Prestige Brands Holdings, Inc.
Consolidated Statements of Operations
Business Segments
(Unaudited)

	Three Months Ended June 30, 2011
	OTC Healthcare	Household Cleaning	Consolidated
(In thousands)
Net sales	$71,003	$23,304	$94,307
Other revenues	199	789	988
Total revenues	71,202	24,093	95,295
Cost of sales	28,784	16,643	45,427
Gross profit	42,418	7,450	49,868
Advertising and promotion	8,421	1,812	10,233
Contribution margin	$33,997	$5,638	39,635
Other operating expenses			12,400
Operating income			27,235
Other expense			3,515
Provision for income taxes			8,952
Income from continuing operations			14,768
Income from discontinued operations, net of income tax			—
Net income			$14,768

	Three Months Ended June 30, 2010
	OTC Healthcare	Household Cleaning	Consolidated
(In thousands)
Net sales	$44,708	$25,814	$70,522
Other revenues	13	701	714
Total revenues	44,721	26,515	71,236
Cost of sales	15,852	17,413	33,265
Gross profit	28,869	9,102	37,971
Advertising and promotion	5,163	2,323	7,486
Contribution margin	$23,706	$6,779	30,485
Other operating expenses			9,824
Operating income			20,661
Other expense			5,761
Provision for income taxes			5,691
Income from continuing operations			9,209
Income from discontinued operations, net of income tax			397
Net income			$9,606

About Non-GAAP Financial Measures
We define EBITDA as earnings before interest expense (income), income taxes, depreciation and amortization and Non-GAAP Adjusted EBITDA as earnings before interest expense (income), income taxes, depreciation and amortization, gain on settlement and certain other one-time legal and professional fees. We define Non-GAAP Adjusted Net Income as Net Income before gain on settlement, certain other one-time legal and professional fees, income from discontinued operations, loss on extinguishment of debt, the applicable tax impacts associated with these items and the tax impacts of state tax rate adjustments and other non-deductible items. We define Non-GAAP Free Cash Flow as net cash provided by operating activities less cash paid for capital expenditures. EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Net Income and Non-GAAP Free Cash Flow may not be comparable to similarly titled measures reported by other companies.

We are presenting Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Net Income and Non-GAAP Free Cash Flow because they provide an additional way to view our operations, when considered with both our GAAP results and the reconciliation to net income and net cash provided by operating activities, respectively, which we believe provide a more complete understanding of our business than could be obtained absent this disclosure. Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Net Income and Non-GAAP Free Cash Flow are presented solely as a supplemental disclosure because: (i) we believe it is a useful tool for investors to assess the operating performance of the business without the effect of these items; (ii) we believe that investors will find this data useful in assessing our ability to service or incur indebtedness; and (iii) we use Adjusted EBITDA and Adjusted Net Income internally to evaluate the performance of our personnel and also as a benchmark to evaluate our operating performance or compare our performance to that of our competitors. The use of EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Free Cash Flow has limitations and you should not consider these measures in isolation from or as an alternative to GAAP measures such as operating income, income from continuing operations, net income, and net cash flow provided by operating activities, or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity.

The following tables set forth the reconciliation of Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Net Income and Non-GAAP Free Cash Flow, non-GAAP financial measures, to GAAP net income and GAAP net cash provided by operating activities, respectively, our most directly comparable financial measure presented in accordance with GAAP.

Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA:

	Three Months Ended June 30,
	2011	2010
(In thousands)
GAAP Net Income	$14,768	$9,606
Income from discontinued operations	—	(397)
Interest Expense, net	8,578	5,461
Income tax provision	8,952	5,691
Depreciation and amortization	2,550	2,410
EBITDA:	34,848	22,771
One-time adjustments:
Gain on settlement	(5,063)	—
Legal and professional fees	775	—
Loss on extinguishment of debt	—	300
One-time gain and other one-time costs	(4,288)	300
Non-GAAP Adjusted EBITDA	$30,560	$23,071

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income and related Diluted Earnings Per Share:

	Three Months Ended June 30,
	2011	2011 Diluted EPS	2010	2010 Diluted EPS
(In thousands)
GAAP Net Income	$14,768	$0.29	$9,606	$0.19
One-time adjustments:
Income from discontinued operations	—	—	(397)	(0.01)
Gain on settlement	(5,063)	(0.10)	—	—
Legal and professional fees	775	0.02	—	—
Loss on extinguishment of debt		—	300	0.01
Tax impact of one-time adjustments	1,617	0.03	(115)	—
Tax impact of state rate adjustments and other non-deductible items	(237)	(0.01)	—	—
Total one-time net gain and other one-time costs	(2,908)	(0.06)	(212)	—
Non-GAAP Adjusted Net Income	$11,860	$0.23	$9,394	$0.19

Reconciliation of GAAP Net Cash Provided by Operating Activities to Non-GAAP Free Cash Flow:

	Three Months Ended June 30,
	2011	2010
(In thousands)
GAAP Net cash provided by operating activities	$15,443	$20,713
Additionns to property and equipment for cash	(76)	(130)
Non-GAAP Free Cash Flow	$15,367	$20,583